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EVERCORE INC.

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Performance, Compensation and Corporate Governance Review May 2018

Evercore Values CLIENT FOCUS Invest in long-term relationships with our clients through independent, trusted, and innovative advice to help them achieve superior results INTEGRITY Strictly adhere to the principle of doing the right thing at all times and in all circumstances EXCELLENCE Relentlessly strive to achieve the highest standards of quality RESPECT Create an inclusive environment where we value diversity and treat all people with the utmost dignity and respect INVESTMENT IN PEOPLE Attract the most talented people and inspire them to reach their highest potential through a deep commitment to career development PARTNERSHIP Promote a culture which encourages honest debate, yet demands collaboration and uncompromising teamwork Evercore is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors.

Delivered Strong Results in 2017 while Investing for the Future In this presentation, all financial results, including revenue, income and EPS data, for all periods reflect non-GAAP Adjusted figures. A reconciliation to the equivalent GAAP amounts is available in Annex A to our 2018 Proxy Statement or, in the case of EPS data, in our quarterly earnings releases, which are available on the Investor Relations section at www.evercore.com Total fee pool includes all Advisory revenues from BAC, BX/PJT, C, CS, DB, EVR, GHL, GS, HLI, JPM, LAZ, MC, MS, PJC, ROTH and UBS. Advisory fees converted to USD, where applicable

Financial Performance – Strong Growth Sustained annual growth with a CAGR of 23% and 33% in adjusted net revenues and adjusted net income since 2010, respectively Investment banking business drives financial performance delivering 95% of revenues and profits Adjusted Net Revenues ($ in millions) Adjusted Net Income ($ in millions)

Superior Total Return to Shareholders Total Return to Shareholders1 The Stock Performance graph and related table demonstrates the performance of an investment in our Class A common stock from December 31, 2012 onwards in comparison with the S&P 500 Index, the S&P (Financials) Index, and our publicly traded independent peers. The graph assumes $100 was invested at the opening of business on December 31, 2012 in each of our Class A common stock, the S&P 500 Index, the S&P (Financials) Index, GHL and LAZ. Shareholder returns for MC, HLI and PJT are based on $100 being invested on the dates of their IPOs, which were April 16, 2014, August 13, 2015 and October 1, 2015, respectively Return to investors calculated for the periods one, three and five year periods ending December 31, 2017; the return assumes that dividends are reinvested 1-year, 3-year and 5-year TSR outperformed key indices and 3-year and 5-year TSR outperformed our most direct competitors

Equity Grants and Stock Buyback History Overview Evercore is consistently returning more than 100% of adjusted earnings to shareholders In October 2017, the Board refreshed the stock buyback program, authorizing the repurchase of up to 8.5 million shares or $750 million In April 2018, the Board increased the quarterly dividend by 25% to $.50 per share *$157.8 million returned to shareholders for the first three months of 2018 through dividends and repurchases, including repurchases of 1.4 million shares/units at an average price of $97.94 Net RSU grants YTD through March 31, 2018 are 1.763 million, and the number of shares available for future grants under our equity plan as of March 31, 2018 is 5.484 million Excludes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho’s exercise of its warrant to purchase 5.45 million shares of Class A common stock

Focused on Aligning Compensation with Performance 2017 Compensation continues to be aligned with results delivered to shareholders and follows practices that are consistent with prior years

Structure and Rationale behind Mr. Weinberg’s One-Time Sign-On Awards

Corporate Governance   s s As The Board is actively engaged, increasing in number and diversity, and guiding the continued growth of our business Director Nominee Tenure Independent Director Nominees

Qualifications of Directors Directors Qualifications Independent Directors Richard I. Beattie, Senior Chairman of Simpson Thacher & Bartlett (“STB”) Leadership experience as the long-time Chairman of STB, legal experience counseling boards on governance issues, experience advising multi-national companies on a wide range of business transactions and experience serving on other boards Ellen V. Futter, President of the American Museum of Natural History Experience leading major New York not-for-profit entities that provide services to the public, legal and financial experience, as well as prior service on other public company boards Gail B. Harris, Former Corporate Partner of STB (Lead Director) Experience representing investment banks and multi-national companies on a wide range of business transactions and corporate governance matters, evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers, and experience serving on other boards Robert B. Millard, Chairman of the Massachusetts Institute of Technology Corporation (“MIT Corporation”) Extensive investment and financial management experience, including leadership experience as Chairman of the MIT Corporation and prior service as the managing partner of Realm Partners LLC, experience serving on other boards and experience with financial and compensation matters Willard J. Overlock, Jr., Former Investment Banker at Goldman Sachs Extensive experience in investment banking and in managing financial institutions and experience on other boards Sir Simon M. Robertson, Founder of Simon Robertson Associates Extensive investment banking and financial markets experience (including serving as President of Goldman Sachs Europe from 1997 to 2005), as well as experience serving on other boards of financial and other companies. Sir Simon’s international background adds to the diversity of our Board, especially since he has spent the majority of his career working outside the U.S. and has significant experience working in France, Germany and the U.K. William J. Wheeler, President of Athene Holding CFO and President experience at large publicly-traded financial institutions Sarah K. Williamson, Chief Executive Officer of FCLTGlobal Management and leadership experience as CEO of a non-profit organization, as well as extensive experience in the investment management industry, including over 21 years at Wellington Management Company LLP, where she was most recently a Partner and Director of Alternative Investments, and familiarity with institutional investors’ approach to company performance and corporate governance Management Directors Roger C. Altman, Founder and Senior Chairman Position as Founder and experience serving as CEO of Evercore from 1995 to May 2009, extensive knowledge of the investment banking industry and investment banking and government experience prior to founding Evercore Ralph L. Schlosstein, Chief Executive Officer and President Experience serving as Evercore’s CEO and President since May 2009 and investment and financial management experience, including leadership experience as the President and co-founder of BlackRock for almost 20 years John S. Weinberg, Executive Chairman and Chairman of the Board Leadership experience at Goldman Sachs, where he was Vice Chairman of Goldman Sachs Group from 2006 to 2015 and Co-Head of Global Investment Banking from 2002 until 2015, relationships with a number of leading companies, extensive knowledge of the investment banking industry and extensive investment banking experience

Evercore Compensation and Corporate Governance Policies What We Do Pay for Performance. We tie pay to performance for our client-facing executives. By doing this, we are linking such executives’ compensation to the performance of Evercore and their individual performance, and our executives are therefore motivated to conduct the business in a manner that produces superior returns over the long-term In all cases, RSUs are delivered as a component of the awarded compensation, and not in addition to that compensation. In other words, the amount of compensation always is determined first, with the mix of cash and RSUs determined subsequently Employees are Invested in the Firm. In 2014, we adopted formal equity ownership guidelines for our senior employees requiring them to hold a meaningful amount of equity at any given time Claw-back Policy. We adopted a claw-back policy to recapture incentive compensation awarded to SMDs in the event of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements Director Resignation Policy. We adopted a director resignation policy that provides if a director receives more “withhold” votes than “for” votes, then that director must promptly tender his or her resignation, which may or may not be accepted by the Nominating and Governance Committee Say-on-Pay. Last year, following consultation with our stockholders, we recommended that stockholders approve a non-binding resolution that the Company move to annual say-on-pay votes. Our stockholders supported this proposal and we are now on an annual say-on-pay vote cycle What We Don’t Do No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs. Other than base salaries, which are all $500,000 or less per year, none of our NEOs’ compensation for 2017 was guaranteed. Instead, all of their incentive compensation was at risk, based on performance No Hedging Transactions or Short Sales. Since we went public in 2006, we also have had an employee trading policy which, among other things, prohibits all employees from hedging the economic risk of their company stock ownership No Pledging. We adopted a policy prohibiting executive officers and directors from pledging their equity securities

Recognition and Diversity In early September 2017, Vault.com released the 2018 Vault Banking 50, their annual rankings of the best investment banking firms for which to work. This year, Evercore jumped two places from #4 to #2, underscoring our franchise’s success as well as our focus on creating a market-leading working environment for our employees Our commitment to diversity was also recognized with a #2 ranking in each of Overall Diversity, Diversity for Women and Diversity for Minorities Along with our strong showing in the overall ranking, Evercore was in the top 3 in numerous “quality of life” categories including: #1 in Formal Training and Informal Training; #2 in each of Culture, Firm Leadership and Satisfaction; and, #3 in Business Outlook. In early October 2017, our global Investment Banking team was profiled in Euromoney for “making it into the major leagues,” following on their recognition of Evercore as the “world’s best independent investment bank” earlier that year.